Exhibit 2.1

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (this “Agreement”), dated as of December 28, 2007, is by and among Gourmet Herb Growers, Inc., a Nevada corporation (the “Parent”), The Hong Kong Winalite Group Limited, a Hong Kong company (the “Company”), and the Shareholders of the Company identified on Annex A hereto (each, a “Shareholder”, and together, the “Shareholders”).  Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively, as the “Parties.”

BACKGROUND

The Company has 48,000,000 shares of capital stock (the “Company Stock”) outstanding, all of which are held by the Shareholders.  Each Shareholder is the record and beneficial owner of the number of shares of Company Stock set forth opposite such Shareholder’s name on Annex A hereto.  Each Shareholder has agreed to transfer all of his, her or its (hereinafter “its”) shares of Company Stock in exchange for a number of newly issued shares of the Common Stock, par value $0.001 per share, of the Parent (the “Parent Stock”) that will, in the aggregate, constitute 96.5% of the issued and outstanding capital stock of the Parent on a fully-diluted basis as of and immediately after the Closing.  The number of shares of Parent Stock to be received by each Shareholder is listed opposite each such Shareholder’s name on Annex A.  The aggregate number of shares of Parent Stock that is reflected on Annex A is referred to herein as the “Shares”.

The exchange of Company Stock for Parent Stock is intended to constitute a reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986  (the “Code”), as amended or such other tax free reorganization exemptions that may be available under the Code.

The Board of Directors of the Parent and the Company have determined that it is desirable to effect this plan of reorganization and share exchange.

AGREEMENT

NOW THEREFORE, the parties agree as follows:

Article I.

 Exchange of Shares

Section 1.01

Exchange by Shareholders.  At the Closing (as defined in Section 1.02), each of the Shareholders shall sell, transfer, convey, assign and deliver to the Parent its Company Stock free and clear of all Liens (as defined below) in exchange for the Parent Stock listed on Annex A opposite such Shareholder’s name.

Section 1.02

Closing.  The closing (the “Closing”) of the transactions contemplated hereby (the “Transactions”) shall take place at the offices of Thelen Reid Brown Raysman & Steiner LLP in Washington, DC commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the Transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing itself), or such other date and time as the parties may mutually determine (the “Closing Date“).

Article II.

 Representations and Warranties of Shareholders

Each of the Shareholders hereby severally (and not jointly) represents and warrants to the Parent with respect to itself, as follows:

Section 2.01

Good Title.  The Shareholder is the record and beneficial owner, and has good title to its Company Stock, with the right and authority to sell and deliver such Company Stock.  Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of the Parent as the new owner of such Company Stock in the share register of the Company, the Parent will receive good title to such Company Stock, free and clear of all liens, security interests, pledges, equities and claims of any kind, voting trusts, stockholder agreements and other encumbrances (collectively, “Liens”).

Section 2.02

Organization.  Each Shareholder that is an entity is duly organized and validly existing in its jurisdiction of organization.

Section 2.03

Power and Authority.  Each Shareholder that is an entity has the legal power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  All acts required to be taken by the Shareholder to enter into this Agreement and to carry out the Transactions have been properly taken.  This Agreement constitutes a legal, valid and binding obligation of the Shareholder, enforceable against such Shareholder in accordance with the terms hereof.

Section 2.04

No Conflicts.  The execution and delivery of this Agreement by the Shareholder and the performance by the Shareholder of its obligations hereunder in accordance with the terms hereof: (i) will not require the consent of any third party or any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (“Governmental Entity”) under any statutes, laws, ordinances, rules, regulations, orders, writs, injunctions, judgments, or decrees (collectively, “Laws”); (ii) will not violate any Laws applicable to such Shareholder and (iii) will not violate or breach any contractual obligation to which such Shareholder is a party.

Section 2.05

No Finder’s Fee.  The Shareholder has not created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the Transactions.

Section 2.06

Regulation S Compliance.  The Shareholder (i) acknowledges that the certificate(s) representing or evidencing the Shares contain a customary restrictive legend restricting the offer, sale or transfer of the Shares except in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act of 1933, as amended (the “Securities Act”), or pursuant to an available exemption from registration, (ii) agrees that all offers and sales by the Shareholder of the Shares will be made pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from, or a transaction not subject to the registration requirements of, the Securities Act, (iii) represents that the Shareholder is now and will be at the time of the exchange contemplated by this Agreement, outside the United States, (iv) has not engaged in or directed any unsolicited offers to acquire the Shares in the United States, (v) is neither a U.S. Person nor a Distributor (as such terms are defined in Section 902(a) and 902(c), respectively, of Regulation S of the Securities Act), (vi) is acquiring the Shares for its own account and not for the account or benefit of any U.S. Person, (vii) is the sole beneficial owner of the Shares and has not pre-arranged any sale with a purchaser in the United States, and (ix) is familiar with and understands the terms and conditions and requirements contained in Regulation S, specifically, without limitation, the Shareholder understands that the statutory basis for the exemption claimed for the exchange of the Shares would not be present if the exchange, although in technical compliance with Regulation S, is part of a plan or scheme to evade the registration provisions of the Securities Act.

Section 2.07

Investment.  The Shareholder is acquiring the Shares to be issued to the Shareholder for investment for the Shareholder’s own account and not with the view to, or for resale in connection with, any distribution, assignment or resale within the meaning of the Securities Act or the securities law of any applicable state to others and no other person has a direct or indirect beneficial interest, in whole or in part, in such Shares. The Shareholder understands that the Shares to be issued to the Shareholder have not been and will not be registered under the Securities Act or qualified under the laws of any applicable state of the United States in reliance upon specific exemptions therefrom which depend upon, among other things, the bona fide nature of the investment intent as expressed herein and in any other representations, warranties or information provided by the Shareholder under this Agreement.

Section 2.08

Restrictions on Transfer.  The Shareholder acknowledges that the Shares to be issued to the Shareholder must be held indefinitely unless subsequently registered and qualified under the Securities Act or unless an exemption from registration and qualification is otherwise available.  In addition, the Shareholder understands that the certificate representing the Shares will be imprinted with a legend which prohibits the transfer of such Shares unless they are sold in a transaction in compliance with the Securities Act or are registered and qualified or such registration and qualification are not required in the opinion of counsel acceptable to the Parent.

Section 2.09

Experience.  The Shareholder and/or the Shareholder’s personal representative(s) have such knowledge and experience in financial, tax and business matters to enable the Shareholder and/or them to utilize the information made available to the Shareholder and/or them in connection with the acquisition of the Shares to evaluate the merits and risks of the prospective investment and to make an informed investment decision with respect thereto. The Shareholder is experienced in evaluating and investing companies such as the Parent.

Section 2.10

The Shareholder’s Liquidity.  In reaching the decision to acquire the Shares, the Shareholder has carefully evaluated the Shareholder’s financial resources and investment position and the risks associated with this investment, and the Shareholder acknowledges that the Shareholder is able to bear the economic risks of the investment. The Shareholder (i) has adequate means of providing for the Shareholder’s current needs and possible personal contingencies, (ii) has no need for liquidity in the Shareholder’s investment, (iii) is able to bear the substantial economic risks of an investment in the Shares for an indefinite period and (iv) at the present time, can afford a complete loss of such investment. The Shareholder’s commitment to investments which are not readily marketable is not disproportionate to the Shareholder’s net worth and the Shareholder’s investment in the Shares will not cause the Shareholder’s overall commitment to become excessive.

Section 2.11

Offer and Sale.  The Shareholder understands that the offer and sale of the Shares have not been registered under the Securities Act in reliance upon exemption therefrom. The Shareholder was not offered or sold the Shares, directly or indirectly, by means of any form of general solicitation or general advertisement, including the following: (i) any advertisement, article, notice or other communication published in any newspaper, magazine or similar medium or broadcast over television or radio; or (ii) any seminar or meeting whose attendees had been invited by general solicitation or general advertising.

Section 2.12

Access to Data. The Shareholder acknowledges that during the course of this transaction and before deciding to acquire the Shares, the Shareholder has been provided with financial and other written information about the Parent. The Shareholder has been given the opportunity by the Parent to obtain any information and ask questions concerning the Parent and the Shares that the Shareholder felt necessary; and to the extent the Shareholder availed itself of that opportunity, the Shareholder has received satisfactory information and answers.

Section 2.13

Risks. The Shareholder acknowledges and understands that (i) an acquisition of Shares of the Parent constitutes a high risk, (ii) the Shares are highly speculative, and (iii) there can be no assurance as to what investment return, if any, there may be. The Shareholder is aware that the Parent may issue additional securities in the future which could result in the dilution of the Shareholder’s ownership interest in the Parent.

Section 2.14

Valid Agreement. This Agreement when executed and delivered by the Shareholder will constitute a valid and legally binding obligation of the Shareholder which is enforceable in accordance with its terms.

Section 2.15

Residence. The address set forth on Annex A hereto is the Shareholder’s current address and accurately sets forth the Shareholder’s place of residence.

Section 2.16

Legends.  It is understood that the Parent Stock will bear the following legend or one that it substantially similar to the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISPOSITION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION STATEMENT IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

Article III.

 Representations and Warranties of the Company

The Company represents and warrants as follows to the Parent that, except as set forth in the letter delivered from the Company to the Parent concurrently herewith (the “Company Disclosure Letter”), regardless of whether or not the Company Disclosure Letter is referenced below with respect to any particular representation or warranty:

Section 3.01

Organization, Standing and Power.  Each of the Company and its subsidiaries (the “Company Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the Company, a material adverse effect on the ability of the Company to perform its obligations under this Agreement or on the ability of the Company to consummate the Transactions (a “Company Material Adverse Effect”).  The Company and each Company Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary except where the failure to so qualify would not reasonably be expected to have a Company Material Adverse Effect.  The Company has delivered to the Parent true and complete copies of the memorandum and articles of association of the Company and such other constituent instruments of the Company as may exist, each as amended to the date of this Agreement (as so amended, the “Company Constituent Instruments”), and the comparable charter, organizational documents and other constituent instruments of each Company Subsidiary, in each case as amended through the date of this Agreement.

Section 3.02

Company Subsidiaries; Equity Interests.

(a)

The Company Disclosure Letter lists each Company Subsidiary and its jurisdiction of organization.  All the outstanding shares of capital stock or equity investments of each Company Subsidiary have been validly issued and are fully paid and nonassessable and are as of the date of this Agreement owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary, free and clear of all Liens.

(b)

Except for its interests in the Company Subsidiaries, the Company does not as of the date of this Agreement own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

Section 3.03

Capital Structure.  The authorized capital stock of the Company consists of 50,000,000 ordinary shares, of HK$0.01 each, of which 48,000,000 shares are issued and outstanding.  Except as set forth above, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding.  The Company is the sole record and beneficial owner of all of the issued and outstanding capital stock of each Company Subsidiary.  All outstanding shares of the capital stock of the Company and each Company Subsidiary are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the applicable corporate laws of Hong Kong, the Company Constituent Instruments or any Contract (as defined in Section 3.05) to which the Company is a party or otherwise bound.  There are not any bonds, debentures, notes or other indebtedness of Company or any Company Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Stock or the common stock of any Company Subsidiary may vote (“Voting Company Debt”).  Except as set forth above, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or any Company Subsidiary or any Voting Company Debt, (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of the Company or of any Company Subsidiary.  As of the date of this Agreement, there are not any outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Parent.

Section 3.04

Authority; Execution and Delivery; Enforceability.  The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions.  The execution and delivery by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized and approved by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the Transactions.  When executed and delivered, this Agreement will be enforceable against the Company in accordance with its terms.

Section 3.05

No Conflicts; Consents.

(a)

The execution and delivery by the Company of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Constituent Instruments or the comparable charter or organizational documents of any Company Subsidiary, (ii) any material contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a “Contract”) to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.05(b), any material judgment, order or decree (“Judgment”) or material Law applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)

Except for required filings with the Securities and Exchange Commission (the “SEC”) and applicable “Blue Sky” or state securities commissions, no material consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

Section 3.06

Taxes.

(a)

Each of the Company and each Company Subsidiary has timely filed, or has caused to be timely filed on its behalf, all Tax Returns (as defined below) required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.  All Taxes (as defined below) shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.  There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

(b)

The Company Financial Statements (as defined in Section 3.15) reflect an adequate reserve for all Taxes payable by the Company and the Company Subsidiaries (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements.  No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company or any Company Subsidiary, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c)

For purposes of this Agreement:

“Taxes” includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

Section 3.07

Benefit Plans.

(a)

The Company does not have or maintain any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company or any Company Subsidiary (collectively, “Company Benefit Plans”).  As of the date of this Agreement there are not any severance or termination agreements or arrangements between the Company or any Company Subsidiary and any current or former employee, officer or director of the Company or any Company Subsidiary, nor does the Company or any Company Subsidiary have any general severance plan or policy.

(b)

Since September 10, 2007, there has not been any adoption or amendment in any material respect by the Company or any Company Subsidiary of any Company Benefit Plan.

Section 3.08

Litigation.  There is no action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing against or affecting the Company, any subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility (“Action”) which (i) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Shares or (ii) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Company Material Adverse Effect.  Neither the Company nor any subsidiary, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

Section 3.09

Compliance with Applicable Laws.  The Company and the Company Subsidiaries are in compliance with all applicable Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.  The Company has not received any written communication during the past two years from a Governmental Entity that alleges that the Company is not in compliance in any material respect with any applicable Law.  This Section 3.09 does not relate to matters with respect to Taxes, which are the subject of Section 3.06.

Section 3.10

Brokers; Schedule of Fees and Expenses.  Except for fees due to HFG International, Limited or its assigns, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

Section 3.11

Contracts.  Except as disclosed in the Company Disclosure Letter, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Company and its subsidiaries taken as a whole.  Neither the Company nor any Company Subsidiary is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

Section 3.12

Title to Properties.  Except as set forth in the Disclosure Letter, the Company and the Company Subsidiaries do not own any real property.  Each of the Company and the Company Subsidiaries has sufficient title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses.  All such assets and properties, other than assets and properties in which the Company or any of the Company Subsidiaries has leasehold interests, are free and clear of all Liens, except for Liens that, in the aggregate, do not and will not materially interfere with the ability of the Company and the Company Subsidiaries to conduct business as currently conducted.

Section 3.13

Intellectual Property.  The Company and the Company Subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs (collectively, “Intellectual Property Rights”) which are material to the conduct of the business of the Company and the Company Subsidiaries taken as a whole.  The Company Disclosure Letter sets forth a description of all Intellectual Property Rights which are material to the conduct of the business of the Company and the Company Subsidiaries taken as a whole.  There are no claims pending or, to the knowledge of the Company, threatened that the Company or any of the Company Subsidiaries is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right.  To the knowledge of the Company, no person is infringing the rights of the Company or any of the Company Subsidiaries with respect to any Intellectual Property Right.

Section 3.14

Labor Matters.  There are no collective bargaining or other labor union agreements to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound.  No material labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company.

Section 3.15

Financial Statements.  The Company has delivered to the Parent its audited consolidated financial statements for the period from inception of the Company on September 10, 2007 through October 31, 2007 (collectively, the “Company Financial Statements”).  The Company Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated.  The Company Financial Statements fairly present in all material respects the financial condition and operating results of the Company, as of the dates, and for the periods, indicated therein.  The Company does not have any material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to October 31, 2007, and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Company Financial Statements, which, in both cases, individually and in the aggregate would not be reasonably expected to result in a Company Material Adverse Effect.

Section 3.16

Insurance.  Except as set forth in the Company Disclosure Letter, the Company and its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and its subsidiaries are engaged and in the geographic areas where they engage in such businesses.  Except as set forth in the Company Disclosure Letter, the Company has no reason to believe that it will not be able to renew its and its subsidiaries’ existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business on terms consistent with market for the Company’s and such subsidiaries’ respective lines of business.

Section 3.17

Transactions With Affiliates and Employees.  Except as set forth in the Company Disclosure Letter and Company Financial Statements, none of the officers or directors of the Company and, to the knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company or any subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

Section 3.18

Internal Accounting Controls.  The Company and its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  The Company has established disclosure controls and procedures for the Company and designed such disclosure controls and procedures to ensure that material information relating to the Company, including its subsidiaries, is made known to the officers by others within those entities.  The Company’s officers have evaluated the effectiveness of the Company’s controls and procedures.  Since September 10, 2007, there have been no significant changes in the Company’s internal controls or, to the Company’s knowledge, in other factors that could significantly affect the Company’s internal controls.

Section 3.19

Application of Takeover Protections.  The Company has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s charter documents or the laws of its jurisdiction of formation that is or could become applicable to the Shareholders as a result of the Shareholders and the Company fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Shares and the Shareholders’ ownership of the Shares.

Section 3.20

No Additional Agreements.  The Company does not have any agreement or understanding with any Shareholders with respect to the transactions contemplated by this Agreement other than as specified in this Agreement.

Section 3.21

Investment Company.  The Company is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.22

Disclosure.  The Company confirms that neither it nor any person acting on its behalf has provided any Shareholder or its respective agents or counsel with any information that the Company believes constitutes material, non-public information except insofar as the existence and terms of the proposed transactions hereunder may constitute such information and except for information that will be disclosed by the Parent under a current report on Form 8-K filed within four business days after the Closing.  The Company understands and confirms that the Shareholders will rely on the foregoing representations and covenants in effecting transactions in securities of the Company.  All disclosure provided to the Shareholders regarding the Company, its business and the transactions contemplated hereby, furnished by or on behalf of the Company (including the Company’s representations and warranties set forth in this Agreement) are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 3.23

Absence of Certain Changes or Events.  Except as disclosed in the Company Financial Statements or in the Company Disclosure Letter, from September 10, 2007 to the date of this Agreement, the Company has conducted its business only in the ordinary course, and during such period there has not been:

(a)

any change in the assets, liabilities, financial condition or operating results of the Company or any Company Subsidiary, except changes in the ordinary course of business that have not caused, in the aggregate, a Company Material Adverse Effect;

(b)

any damage, destruction or loss, whether or not covered by insurance, that would have a Company Material Adverse Effect;

(c)

any waiver or compromise by the Company or any Company Subsidiary of a valuable right or of a material debt owed to it;

(d)

any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company or any Company Subsidiary, except in the ordinary course of business and the satisfaction or discharge of which would not have a Company Material Adverse Effect;

(e)

any material change to a material Contract by which the Company or any Company Subsidiary or any of its respective assets is bound or subject;

(f)

any mortgage, pledge, transfer of a security interest in, or lien, created by the Company or any Company Subsidiary, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Company’s or such Company Subsidiary’s ownership or use of such property or assets;

(g)

any loans or guarantees made by the Company or any Company Subsidiary to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(h)

any alteration of the Company’s method of accounting or the identity of its auditors;

(i)

any declaration or payment of dividend or distribution of cash or other property to Shareholders or any purchase, redemption or agreements to purchase or redeem any shares of Company Stock;

(j)

any issuance of equity securities to any officer, director or affiliate, except pursuant to existing Company stock option plans; or

(k)

any arrangement or commitment by the Company or any Company Subsidiary to do any of the things described in this Section 3.23.

Section 3.24

No Undisclosed Events, Liabilities, Developments or Circumstances.  No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to the Company, its subsidiaries or their respective business, properties, prospects, operations or financial condition, that would be required to be disclosed by the Company under applicable securities laws on a registration statement filed with the SEC relating to an issuance and sale by the Company of its Common Stock and which has not been publicly announced.

Section 3.25

Foreign Corrupt Practices.  Neither the Company, nor any of its subsidiaries, nor, to the Company’s knowledge, any director, officer, agent, employee or other person acting on behalf of the Company or any of its subsidiaries has, in the course of its actions for, or on behalf of, the Company (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

Article IV.

 Representations and Warranties of the Parent

The Parent represents and warrants as follows to each Shareholder and the Company that, except as set forth in the reports, schedules, forms, statements and other documents filed by the Parent with the SEC and publicly available prior to the date of this Agreement (the “Parent SEC Documents”) or in the letter delivered by the Parent to the Company and the Shareholders concurrently herewith (the “Parent Disclosure Letter”):

Section 4.01

Organization, Standing and Power.  The Parent is duly organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the Parent, a material adverse effect on the ability of the Parent to perform its obligations under this Agreement or on the ability of the Parent to consummate the Transactions (a “Parent Material Adverse Effect”).  The Parent is duly qualified to do business in each jurisdiction where the nature of its business or their ownership or leasing of its properties make such qualification necessary and where the failure to so qualify would reasonably be expected to have a Parent Material Adverse Effect.  The Parent has delivered to the Company true and complete copies of the certificate or articles of incorporation of the Parent, as amended to the date of this Agreement (as so amended, the “Parent Charter”), and the Bylaws of the Parent, as amended to the date of this Agreement (as so amended, the “Parent Bylaws”).

Section 4.02

Subsidiaries; Equity Interests.  The Parent does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

Section 4.03

Capital Structure.  The authorized capital stock of the Parent consists of 500,000,000 shares of Common Stock, par value $0.001 per share (“Parent Common Stock”), and 1,000,000 shares of preferred stock, par value $0.001 per share.  As of the date hereof (i) 12,800,000 shares of Parent Common Stock are issued and outstanding, (ii) no shares of preferred stock are outstanding and (iii) no shares of Parent Common Stock or preferred stock are held by the Parent in its treasury.  Except as set forth above, no shares of capital stock or other voting securities of the Parent were issued, reserved for issuance or outstanding.  All outstanding shares of the capital stock of the Parent are, and all such shares that may be issued prior to the date hereof will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the General Corporation Law of the State of Nevada, the Parent Charter, the Parent Bylaws or any Contract to which the Parent is a party or otherwise bound.  There are not any bonds, debentures, notes or other indebtedness of the Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Parent Common Stock may vote (“Voting Parent Debt”).  Except as set forth above, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Parent is a party or by which it is bound (i) obligating the Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Parent or any Voting Parent Debt, (ii) obligating the Parent to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of the Parent.  As of the date of this Agreement, there are not any outstanding contractual obligations of the Parent to repurchase, redeem or otherwise acquire any shares of capital stock of the Parent.   Except as set forth in the Parent Disclosure Letter, the Parent is not a party to any agreement granting any securityholder of the Parent the right to cause the Parent to register shares of the capital stock or other securities of the Parent held by such securityholder under the Securities Act.  The stockholder list provided to the Company is a current stockholder list generated by its stock transfer agent, and such list accurately reflects all of the issued and outstanding shares of the Parent’s Common Stock.

Section 4.04

Authority; Execution and Delivery; Enforceability.  The execution and delivery by the Parent of this Agreement and the consummation by the Parent of the Transactions have been duly authorized and approved by the Board of Directors of the Parent and no other corporate proceedings on the part of the Parent are necessary to authorize this Agreement and the Transactions. This Agreement constitutes a legal, valid and binding obligation of the Parent, enforceable against the Parent in accordance with the terms hereof.

Section 4.05

No Conflicts; Consents.

(a)

Except as set forth in the Parent Disclosure Letter, the execution and delivery by the Parent of this Agreement, does not, and the consummation of Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of the Parent under, any provision of (i) the Parent Charter or Parent Bylaws, (ii) any material Contract to which the Parent is a party or by which any of its properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.05(b), any material Judgment or material Law applicable to the Parent or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)

No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to the Parent in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than filings under state “blue sky” laws, as may be required in connection with this Agreement and the Transactions.

Section 4.06

SEC Documents; Undisclosed Liabilities.

(a)

The Parent has filed all reports, schedules, forms, statements and other documents required to be filed by the Parent with the SEC since December 31, 2005, pursuant to Sections 13(a), 14(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act,” and such documents, the “Parent SEC Documents”).

(b)

As of its respective filing date, each Parent SEC Document complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Except to the extent that information contained in any Parent SEC Document has been revised or superseded by a later Parent SEC Document, none of the Parent SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The consolidated financial statements of the Parent included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with the U.S. generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c)

Except as set forth in the Parent SEC Documents, the Parent has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a balance sheet of the Parent or in the notes thereto.  The Parent Disclosure Letter sets forth all financial and contractual obligations and liabilities (including any obligations to issue capital stock or other securities of the parent) due after the date hereof.  All liabilities of the Parent shall have been paid off and shall in no event remain liabilities of the Parent, the Company or the Shareholders following the Closing.

Section 4.07

Absence of Certain Changes or Events.  Except as disclosed in the Parent SEC Documents or in the Parent Disclosure Letter, from the date of the most recent audited financial statements included in the Parent SEC Documents to the date of this Agreement, the Parent has conducted its business only in the ordinary course, and during such period there has not been:

(a)

any change in the assets, liabilities, financial condition or operating results of the Parent from that reflected in the Parent SEC Documents, except changes in the ordinary course of business that have not caused, in the aggregate, a Parent Material Adverse Effect;

(b)

any damage, destruction or loss, whether or not covered by insurance, that would have a Parent Material Adverse Effect;

(c)

any waiver or compromise by the Parent of a valuable right or of a material debt owed to it;

(d)

any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Parent, except in the ordinary course of business and the satisfaction or discharge of which would not have a Parent Material Adverse Effect;

(e)

any material change to a material Contract by which the Parent or any of its assets is bound or subject;

(f)

any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g)

any resignation or termination of employment of any officer of the Parent;

(h)

any mortgage, pledge, transfer of a security interest in, or lien, created by the Parent, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Parent’s ownership or use of such property or assets;

(i)

any loans or guarantees made by the Parent to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j)

any declaration, setting aside or payment or other distribution in respect of any of the Parent’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Parent;

(k)

any alteration of the Parent’s method of accounting or the identity of its auditors;

(l)

any issuance of equity securities to any officer, director or affiliate, except pursuant to existing Parent stock option plans; or

(m)

any arrangement or commitment by the Parent to do any of the things described in this Section 4.07.

Section 4.08

Taxes.

(a)

The Parent has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.  All Taxes shown to be due on such Tax Returns, or otherwise owed, has been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)

The most recent financial statements contained in the Parent SEC Documents reflect an adequate reserve for all Taxes payable by the Parent (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements.  No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Parent, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(c)

There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Parent.  The Parent is not bound by any agreement with respect to Taxes.

Section 4.09

Absence of Changes in Benefit Plans.  From the date of the most recent audited financial statements included in the Parent SEC Documents to the date of this Agreement, there has not been any adoption or amendment in any material respect by the Parent of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Parent (collectively, “Parent Benefit Plans”).  As of the date of this Agreement there are not any employment, consulting, indemnification, severance or termination agreements or arrangements between the Parent and any current or former employee, officer or director of the Parent, nor does the Parent have any general severance plan or policy.

Section 4.10

ERISA Compliance; Excess Parachute Payments.  The Parent does not, and since its inception never has, maintained, or contributed to any “employee pension benefit plans” (as defined in Section 3(2) of ERISA), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) or any other Parent Benefit Plan for the benefit of any current or former employees, consultants, officers or directors of the Parent.

Section 4.11

Litigation.  Except as disclosed in the Parent SEC Documents, there is no Action which (i) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Shares or (ii) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Parent Material Adverse Effect.  Neither the Parent nor any subsidiary, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

Section 4.12

Compliance with Applicable Laws.  Except as disclosed in the Parent SEC Documents, the Parent is in compliance with all applicable Laws, including those relating to occupational health and safety, the environment, export controls, trade sanctions and embargos, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.  Except as set forth in the Parent SEC Documents, the Parent has not received any written communication during the past two years from a Governmental Entity that alleges that the Parent is not in compliance in any material respect with any applicable Law.  The Parent is in compliance with all effective requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder, that are applicable to it, except where such noncompliance could not have or reasonably be expected to result in a Parent Material Adverse Effect.  This Section 4.12 does not relate to matters with respect to Taxes, which are the subject of Section 4.08.

Section 4.13

Contracts.  Except as disclosed in the Parent Filed SEC Documents, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Parent taken as a whole.  The Parent is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

Section 4.14

Title to Properties.  The Parent has good title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses.  All such assets and properties, other than assets and properties in which the Parent has leasehold interests, are free and clear of all Liens, except for Liens that, in the aggregate, do not and will not materially interfere with the ability of the Parent to conduct business as currently conducted.  The Parent has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect.  The Parent enjoys peaceful and undisturbed possession under all such material leases.

Section 4.15

Intellectual Property.  The Parent owns, or is validly licensed or otherwise has the right to use, all Intellectual Property Rights which are material to the conduct of the business of the Parent taken as a whole.  The Parent Disclosure Letter sets forth a description of all Intellectual Property Rights which are material to the conduct of the business of the Parent taken as a whole.  No claims are pending or, to the knowledge of the Parent, threatened that the Parent is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right.  To the knowledge of the Parent, no person is infringing the rights of the Parent with respect to any Intellectual Property Right.

Section 4.16

Labor Matters.  There are no collective bargaining or other labor union agreements to which the Parent is a party or by which it is bound.  No material labor dispute exists or, to the knowledge of the Parent, is imminent with respect to any of the employees of the Parent.

Section 4.17

Market Makers.  The Parent has at least two market makers for its common shares and such market makers have obtained all permits and made all filings necessary in order for such market makers to continue as market makers of the Parent.

Section 4.18

Transactions With Affiliates and Employees.  Except as set forth in the Parent SEC Documents, none of the officers or directors of the Parent and, to the knowledge of the Parent, none of the employees of the Parent is presently a party to any transaction with the Parent or any subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Parent, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

Section 4.19

Internal Accounting Controls.  The Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  The Parent has established disclosure controls and procedures for the Parent and designed such disclosure controls and procedures to ensure that material information relating to the Parent is made known to the officers by others within those entities.  The Parent’s officers have evaluated the effectiveness of the Parent's controls and procedures.  Since December 31, 2006, there have been no significant changes in the Parent’s internal controls or, to the Parent’s knowledge, in other factors that could significantly affect the Parent’s internal controls.

Section 4.20

Solvency.  Based on the financial condition of the Parent as of the Closing Date (and assuming that the closing shall have occurred), (i) the Parent’'s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of the Parent's existing debts and other liabilities (including known contingent liabilities) as they mature, (ii) the Parent’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Parent, and projected capital requirements and capital availability thereof, and (iii) the current cash flow of the Parent, together with the proceeds the Parent would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid.  The Parent does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

Section 4.21

Application of Takeover Protections.  The Parent has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Parent’s charter documents or the laws of its state of incorporation that is or could become applicable to the Shareholders as a result of the Shareholders and the Parent fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Shares and the Shareholders’ ownership of the Shares.

Section 4.22

No Additional Agreements.  The Parent does not have any agreement or understanding with the Shareholders with respect to the transactions contemplated by this Agreement other than as specified in this Agreement.

Section 4.23

Investment Company.  The Parent is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.24

Disclosure.  The Parent confirms that neither it nor any person acting on its behalf has provided any Shareholder or its respective agents or counsel with any information that the Parent believes constitutes material, non-public information except insofar as the existence and terms of the proposed transactions hereunder may constitute such information and except for information that will be disclosed by the Parent under a current report on Form 8-K filed within four business days after the Closing.  The Parent understands and confirms that the Shareholders will rely on the foregoing representations and covenants in effecting transactions in securities of the Parent.  All disclosure provided to the Shareholders regarding the Parent, its business and the transactions contemplated hereby, furnished by or on behalf of the Parent (including the Parent’s representations and warranties set forth in this Agreement) are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 4.25

Certain Registration Matters.  Except as specified in the Parent Disclosure Letter and except for registration rights granted to Halter Financial Investments, L.P., the Parent has not granted or agreed to grant to any person any rights (including “piggy-back” registration rights) to have any securities of the Parent registered with the SEC or any other governmental authority that have not been satisfied.

Section 4.26

Listing and Maintenance Requirements.  The Parent is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the listing and maintenance requirements for continued listing of the Parent Stock on the trading market on which the Parent Stock are currently listed or quoted.  The issuance and sale of the Shares under this Agreement does not contravene the rules and regulations of the trading market on which the Parent Stock are currently listed or quoted, and no approval of the stockholders of the Parent is required for the Parent to issue and deliver to the Shareholders the Shares contemplated by this Agreement.

Section 4.27

No Undisclosed Events, Liabilities, Developments or Circumstances.  No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to the Parent, its subsidiaries or their respective business, properties, prospects, operations or financial condition, that would be required to be disclosed by the Parent under applicable securities laws on a registration statement filed with the SEC relating to an issuance and sale by the Parent of its Common Stock and which has not been publicly announced.

Section 4.28

Foreign Corrupt Practices.  Neither the Parent, nor any of its subsidiaries, nor, to the Parent’s knowledge, any director, officer, agent, employee or other person acting on behalf of the Parent or any of its subsidiaries has, in the course of its actions for, or on behalf of, the Parent (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

Article V.

 Deliveries

Section 5.01

Deliveries of the Shareholders.

(a)

Concurrently herewith each Shareholder is delivering to the Parent this Agreement executed by the Shareholder.

(b)

At or prior to the Closing, each Shareholder shall deliver to the Parent a copy of an executed instrument of transfer and bought and sold note for transfer by the Shareholder of its Company Stock.

(c)

At or within 21 business days following the Closing, or on such other date as the Parent shall agree, each Shareholder shall deliver to the Parent:

(i)

a certificate or certificates representing its Company Stock; and

(ii)

the original duly executed instrument of transfer and bought and sold note for transfer by the Shareholder of its Company Stock to the Parent.

Section 5.02

Deliveries of the Parent.

(a)

Concurrently herewith, the Parent is delivering to each Shareholder and to the Company a copy of this Agreement executed by the Parent.

(b)

At or prior to the Closing, the Parent shall deliver to the Company:

(i)

a certificate from the Parent, signed by its Secretary or Assistant Secretary, certifying that the attached copies of the Parent Charter, Parent Bylaws and resolutions of the Board of Directors of the Parent approving this Agreement and the Transactions, are all true, complete and correct and remain in full force and effect;

(ii)

a letter of resignation of Richard Crimmins from his position as a director of the Parent and from all offices he holds with the Parent effective upon the Closing;

(iii)

evidence of the election of Jingjun Hu, Kelvin Zheng and Xijian Zhou as directors of the Parent effective upon the Closing;

(iv)

evidence of the election of Percy K. Chin as the Chief Executive Officer of the Parent, Chi Keung Cheng as the Chief Financial Officer of the Parent, and such other executive officers designated by the Company, effective as of the Closing;

(v)

the results of UCC, judgment lien and tax lien searches with respect to the Parent, the results of which indicate no liens on the assets of the Parent; and

(vi)

a duly executed release by the current directors and officers of the Parent and Halter Financial Investments, L.P., in favor of the Parent, the Company and the Shareholders.

(c)

At or within 5 business days following the Closing, the Parent shall deliver to each Shareholder, a certificate representing the new shares of Parent Common Stock issued to such Shareholder as set forth on Annex A.

Section 5.03

Deliveries of the Company.

(a)

Concurrently herewith, the Company is delivering to the Parent this Agreement executed by the Company.

(b)

At or prior to the Closing, the Company shall deliver to the Parent a certificate from the Company, signed by its authorized officer certifying that the attached copies of the Company Constituent Instruments and resolutions of the Board of Directors of the Company approving this Agreement and the Transactions are all true, complete and correct and remain in full force and effect.

Article VI.

Conditions to Closing

Section 6.01

Shareholder and Company Conditions Precedent.  The obligations of the Shareholders and the Company to enter into and complete the Closing is subject, at the option of the Shareholders and the Company, to the fulfillment on or prior to the Closing Date of the following conditions.

(a)

Representations and Covenants. The representations and warranties of the Parent contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.  The Parent shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Parent on or prior to the Closing Date.  The Parent shall have delivered to the Shareholders and the Company, a certificate, dated the Closing Date, to the foregoing effect.

(b)

Litigation.  No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of the Company or any Shareholders, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of the Parent or the Company.

(c)

No Material Adverse Change.  There shall not have been any occurrence, event, incident, action, failure to act, or transaction since December 31, 2006 which has had or is reasonably likely to cause a Parent Material Adverse Effect.

(d)

Post-Closing Capitalization.  At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of the Company and the Parent, on a fully-diluted basis, as indicated on a schedule to be delivered by the Parties at or prior to the Closing, shall be acceptable to the Shareholders in their sole and absolute discretion.

(e)

SEC Reports.  The Parent shall have filed all reports and other documents required to be filed by the Parent under the U.S. federal securities laws through the Closing Date.

(f)

OTCBB Quotation.  The Parent shall have maintained its status as a Company whose common stock is quoted on the Over-the-Counter Bulletin Board and no reason shall exist as to why such status shall not continue immediately following the Closing.

(g)

Deliveries.  The deliveries specified in Section 5.02 shall have been made by the Parent.

(h)

No Suspensions of Trading in Parent Stock; Listing.  Trading in the Parent Stock shall not have been suspended by the SEC or any trading market (except for any suspensions of trading of not more than one trading day solely to permit dissemination of material information regarding the Parent) at any time since the date of execution of this Agreement, and the Parent Stock shall have been at all times since such date listed for trading on a trading market.

(i)

Satisfactory Completion of Due Diligence.  The Company and the Shareholders shall have completed their legal, accounting and business due diligence of the Parent and the results thereof shall be satisfactory to the Company and the Shareholders in their sole and absolute discretion.

(j)

Delivery of Audit Report and Financial Statements.  The Company shall have completed the Company Financial Statements and shall have received an audit report from an independent audit firm that is registered with the Public Company Accounting Oversight Board relating to the period from inception of the Company on September 10, 2007 through October 31, 2007.

(k)

Waiver of Going Public Transaction Requirements.  The Parent shall have received a waiver of the “Going Public Transaction” provisions set forth in Sections 5(c) and 5(d) of that certain Common Stock Purchase Agreement, dated October 1, 2007, by and between the Parent and Halter Financial Investments, L.P.

(l)

Delivery of Hong Kong Legal Opinion.  The Company shall have received an opinion from its legal counsel in Hong Kong that confirms the legality under Hong Kong law of the restructuring being effected by the Company in connection with the Transactions and that is otherwise satisfactory to the Company, the Shareholders and the Parent.

Section 6.02

Parent Conditions Precedent.  The obligations of the Parent to enter into and complete the Closing is subject, at the option of the Parent, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Parent in writing.

(a)

Representations and Covenants. The representations and warranties of the Shareholders and the Company contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.  The Shareholders and the Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Shareholders and the Company on or prior to the Closing Date.  The Company shall have delivered to the Parent, if requested, a certificate, dated the Closing Date, to the foregoing effect.

(b)

Litigation.  No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of the Parent, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of the Parent.

(c)

No Material Adverse Change.  There shall not have been any occurrence, event, incident, action, failure to act, or transaction since September 10, 2007 which has had or is reasonably likely to cause a Company Material Adverse Effect.

(d)

Deliveries.  The deliveries specified in Section 5.01 and Section 5.03 shall have been made by the Shareholders and the Company, respectively.

(e)

Audited Financial Statements and Form 10-SB Disclosure.  The Company shall have provided the Parent and the Shareholders with reasonable assurances that the Parent will be able to comply with its obligation to file a current report on Form 8-K within four (4) business days following the Closing containing the requisite audited consolidated financial statements of the Company and the requisite Form 10-type disclosure regarding the Company.

(f)

Post-Closing Capitalization.  At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of the Company and the Parent, on a fully-diluted basis, as indicated on a schedule to be delivered by the Parties at or prior to the Closing, shall be acceptable to the Parent in its sole and absolute discretion.

(g)

Satisfactory Completion of Due Diligence.  The Parent shall have completed its legal, accounting and business due diligence of the Company and the Shareholders and the results thereof shall be satisfactory to the Parent in its sole and absolute discretion.

(h)

Delivery of Audit Report and Financial Statements.  The Company shall have completed the Company Financial Statements and shall have received an audit report from an independent audit firm that is registered with the Public Company Accounting Oversight Board relating to the period from inception of the Company on September 10, 2007 through October 31, 2007.  The form and substance of the Financial Statements shall be satisfactory to the Parent in its sole and absolute discretion.

(i)

Delivery of Hong Kong Legal Opinion.  The Parent shall have received an opinion from the Company’s legal counsel in Hong Kong that confirms the legality under Hong Kong law of the restructuring being effected by the Company in connection with the Transactions and that is otherwise satisfactory to the Company, the Shareholders and the Parent.

Article VII.

Covenants

Section 7.01

Blue Sky Laws.  The Parent shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Parent Stock in connection with this Agreement.

Section 7.02

Public Announcements.  The Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to this Agreement and the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

Section 7.03

Fees and Expenses.  All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses, whether or not this Agreement is consummated.

Section 7.04

Continued Efforts.  Each Party shall use commercially reasonable efforts to (a) take all action reasonably necessary to consummate the Transactions, and (b) take such steps and do such acts as may be necessary to keep all of its representations and warranties true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

Section 7.05

Exclusivity.  The Parent shall not (i) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of any capital stock or other voting securities of the Parent, or any assets of the Parent (including any acquisition structured as a merger, consolidation, share exchange or other business combination), (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing, or (iii) take any other action that is inconsistent with the Transactions and that has the effect of avoiding the Closing contemplated hereby.  The Parent shall notify the Company immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

Section 7.06

Filing of 8-K and Press Release.  The Parent shall file, within four (4)  business days of the Closing Date, a current report on Form 8-K and attach as exhibits all relevant agreements with the SEC disclosing the terms of this Agreement and other requisite disclosure regarding the Transactions and including the requisite audited consolidated financial statements of the Company and the requisite Form 10-SB disclosure regarding the Company.  In addition, the Parent shall issue a press release prior to 9:30 a.m. (New York Time) on the business day following the Closing Date, announcing the closing of the transaction.

Section 7.07

Furnishing of Information.  As long as any Shareholder owns the Shares, the Parent covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Parent after the date hereof pursuant to the Exchange Act.  As long as any Shareholder owns Shares, if the Parent is not required to file reports pursuant to such laws, it will prepare and furnish to the Shareholders and make publicly available in accordance with Rule 144(c) promulgated by the SEC pursuant to the Securities Act, such information as is required for the Shareholder to sell the Shares under Rule 144.  The Parent further covenants that it will take such further action as any holder of Shares may reasonably request, all to the extent required from time to time to enable such person to sell the Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

Section 7.08

Access.  Each Party shall permit representatives of each other Party to have full access to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to such Party.

Section 7.09

Preservation of Business.  From the date of this Agreement until the Closing Date, each of the Company and the Parent shall operate only in the ordinary and usual course of business consistent with past practice (provided, however, that Parent shall not issue any securities without the prior written consent of the Company), and shall use reasonable commercial efforts to (a) preserve intact its respective business organization, (b) preserve the good will and advantageous relationships with customers, suppliers, independent contractors, employees and other Persons material to the operation of its respective business, and (c) not permit any action or omission which would cause any of its respective representations or warranties contained herein to become inaccurate or any of its respective covenants to be breached in any material respect.

Section 7.10

Assumption of Restricted Stock Purchase Agreements.  The Parent hereby assumes all of the obligations of the Company under the several Restricted Stock Purchase Agreements entered into on or about December 1, 2007, as amended, between the Company and the several purchasers of the Company Stock and agrees to issue to each such purchaser pursuant to this Agreement the number of Shares of Parent Stock as indicated on Annex A hereto in satisfaction of such obligation.

Article VIII.

Miscellaneous

Section 8.01

Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Parent, to:

Gourmet Herb Growers, Inc.

12890 Hilltop Road

Argyle, Texas 76226

Attention:  Richard Crimmins

Facsimile: +1 (972) 233-0300

If to the Company, to:

The Hong Kong Winalite Group Limited

606, 6/F, Ginza Plaza

2A Sai Yeung Choi Street South

Mongkok, Kowloon

Hong Kong

Attention: Chief Executive Officer

Facsimile: 852-23886388

If to Shareholders at the addresses set forth in Annex A hereto.

with a copy to:

Thelen Reid Brown Raysman & Steiner LLP

701 Eighth Street, N.W.

Washington, D.C.  20001

Attention:  Louis A. Bevilacqua, Esq.

Facsimile: (202) 654-1804

Section 8.02

Amendments; Waivers; No Additional Consideration.  No provision of this Agreement may be waived or amended except in a written instrument signed by the Company, the Parent and the Shareholders holding a majority of the Shares.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either Party to exercise any right hereunder in any manner impair the exercise of any such right.  No consideration shall be offered or paid to any Shareholder to amend or consent to a waiver or modification of any provision of any transaction document unless the same consideration is also offered to all Shareholders who then hold Shares.

Section 8.03

Replacement of Securities.  If any certificate or instrument evidencing any Shares is mutilated, lost, stolen or destroyed, the Parent shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Parent of such loss, theft or destruction and customary and reasonable indemnity, if requested.  The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Shares.  If a replacement certificate or instrument evidencing any Shares is requested due to a mutilation thereof, the Parent may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

Section 8.04

Remedies.  In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Shareholders, the Parent and the Company will be entitled to specific performance under this Agreement.  The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

Section 8.05

Independent Nature of Shareholders' Obligations and Rights.  The obligations of each Shareholder under this Agreement are several and not joint with the obligations of any other Shareholder, and no Shareholder shall be responsible in any way for the performance of the obligations of any other Shareholder under this Agreement.  The decision of each Shareholder to acquire Shares pursuant to this Agreement has been made by such Shareholder independently of any other Shareholder.  Nothing contained herein, and no action taken by any Shareholder pursuant hereto, shall be deemed to constitute the Shareholders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Shareholders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated herein.  Each Shareholder shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Shareholder to be joined as an additional party in any proceeding for such purpose.  Each of the Company and the Parent acknowledge that each of the Shareholders has been provided with this same Agreement for the purpose of closing a transaction with multiple Shareholders and not because it was required or requested to do so by any Shareholder.

Section 8.06

Limitation of Liability.  Notwithstanding anything herein to the contrary, each of the Parent and the Company acknowledge and agree that the liability of a Shareholder arising directly or indirectly, under any transaction document of any and every nature whatsoever shall be satisfied solely out of the assets of such Shareholder, and that no trustee, officer, other investment vehicle or any other affiliate of such Shareholder or any investor, shareholder or holder of shares of beneficial interest of such Shareholder shall be personally liable for any liabilities of such Shareholder.

Section 8.07

Interpretation.  When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

Section 8.08

Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that Transactions contemplated hereby are fulfilled to the extent possible.

Section 8.09

Counterparts; Facsimile Execution.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.  Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

Section 8.10

Entire Agreement; Third Party Beneficiaries. This Agreement, taken together with the Company Disclosure Letter and the Parent Disclosure Letter, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) are not intended to confer upon any person other than the Parties any rights or remedies.

Section 8.11

Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the laws of Nevada are mandatorily applicable to the Transactions.

Section 8.12

Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties.  Any purported assignment without such consent shall be void.  Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

[Signature Page Follows]

The Parties hereto have executed and delivered this Share Exchange Agreement as of the date first above written.

The Parent:	GOURMET HERB GROWERS, INC.

By: /s/Richard Crimmins
Name: Richard Crimmins
Title: President

The Company:	THE HONG KONG WINALITE GROUP LIMITED

By: /s/Percy K. Chin
Name: Percy K. Chin
Title: Chief Executive Officer

By: /s/Jingjun Hu
Name: Jingjun Hu
Title: Director

The Shareholders:
/s/Jingjun Hu
Jingjun Hu

/s/Percy K. Chin
Percy K. Chin, individually

/s/Percy K. Chin
Percy K. Chin, acting for an on behalf
of certain Shareholders by virtue of a
Power of Attorney*

________________________________
* Pursuant to the several Restricted Stock Purchase Agreements, dated on or about December 1, 2007, as amended, by and among the Company and the several purchasers party thereto, such purchasers granted a Power of Attorney to Percy K. Chin to execute any and all documents related to this Agreement. Such purchasers comprise several of the Shareholders party to this Agreement, as identified on Annex A hereto.

ANNEX A

Shareholders of The Hong Kong Winalite Group Limited

			Number of	Percentage of Total	Number of
			Shares of	Company Shares	Shares of
			Company	Represented By	Parent Stock to
		Tax ID	Stock Being	Shares Being	be Received by
No.	Name and Address of Shareholder	(if applicable)	Exchanged	Exchanged	Shareholder
1	Jingjun Hu *	N/A	43,705,000	91.05%	321,335,810
	Room 2101, No. 28 Yicui Road
	Yuexiu District, Guangzhou
	People's Republic of China
2	Percy Kongkei Chin *	N/A	400,000	0.83%	2,940,952
	Flat 1308, Block M, Allway Garden
	Tsuen Wan, New Territories
	Hong Kong
3	Xijian Zhou	N/A	400,000	0.83%	2,940,952
	Unit 501, No. 83, Block 26
	Chengyuan Li, Haizhou Jie, Haining Shi
	Zhejiang Province
	People's Republic of China
4	Chi Keung Cheng	N/A	180,000	0.38%	1,323,429
	B23F, Dijingyuan
	Tianhe District, Guangzhou
	People's Republic of China
5	Shouwen Peng	N/A	50,000	0.10%	367,619
	No. 301, Block 3, 28th Floor
	Bei Sanlitun Bei
	Zhaoyang Qu, Beijing
	People's Republic of China
6	Qi Zhang	N/A	80,000	0.17%	588,190
	Room 102, Block 2, 42 Waidongshan Nong
	Xihu Qu, Hangzhou
	People's Republic of China
7	Jian Zhang	N/A	30,000	0.06%	220,571
	23rd Floor
	Riverside Business Complex Centre298
	Yan Jiangzhong, Guangzhou
	People's Republic of China
8	Mingsui Wang	N/A	50,000	0.10%	367,619
	Room 901, Lixiang Building, Shahe
	Nanshan District, Shenzhen
	People's Republic of China
9	Bo Zhang	N/A	50,000	0.10%	367,619
	No. 406, Gate 2, Building No. 1, Wenhua Li
	Dazhigubahao Lu, Hedong Qu, Tianjin
	People's Republic of China

            ________________________________
            * As noted on the signature page hereto, certain Shareholders have granted a Power of Attorney to Percy K. Chin to execute this Agreement on their behalf. Jingjun Hu and Mr. Chin are executing this Agreement individually, however all other Shareholders listed in this Annex A have granted such Power of Attorney to Mr. Chin to execute this Agreement.

			Number of	Percentage of Total	Number of
			Shares of	Company Shares	Shares of
			Company	Represented By	Parent Stock to
		Tax ID	Stock Being	Shares Being	be Received by
No.	Name and Address of Shareholder	(if applicable)	Exchanged	Exchanged	Shareholder
10	Mingchu Zheng	N/A	80,000	0.17%	588,190
	Room 204, 237 West Huangpu Avenue
	Guangzhou 510620
	People's Republic of China
11	Xianjing Xu	N/A	10,000	0.02%	73,524
	45 Lanjiang Lu, Yunshanjie Dao
	Langxi Zhejiang Province
	People's Republic of China
12	Jing Yin	N/A	30,000	0.06%	220,571
	No. 401, Gate 3, Building No. 2
	Wanweihua Yuan
	Xihu Dao, Nankai Qu, Tianjin
	People's Republic of China
13	Jianquan Li	N/A	5,000	0.01%	36,762
	Room 603, 32 Sima Street
	Yuexiu District, Guangzhon
	People's Republic of China
14	Danhui Wang	N/A	20,000	0.04%	147,048
	Room 601, Block 2, No. 12, Manaoyi Xiang
	Yuexiu Qu, Guangzhou
	People's Republic of China
15	Cheng Fu	N/A	5,000	0.01%	36,762
	Suite 11, Building No. 8, Yuan 16
	Yuantian Lu, Jinshui Qu, Zhengzhou
	People's Republic of China
16	Yuxiang Luo	N/A	5,000	0.01%	36,762
	248 Zu, Dongshichang Xinxiaoerwei
	Jianhua Qu, Qiqihar, Heilongjiang Province
	People's Republic of China
17	Qunshan Wu	N/A	5,000	0.01%	36,762
	668 Huangpudao Dao West
	Tianhe District, Guangzhou
	People's Republic of China
18	Shixiong Luo	N/A	5,000	0.01%	36,762
	Room 1519, 58 Cangqian Jie
	Yuexiu District, Guangzhou
	People's Republic of China
19	Jun Peng	N/A	5,000	0.01%	36,762
	Unit 23, 5th Floor, 63 Hanyangda Dao
	Hanyang Qu, Wuhan
	People's Republic of China
20	Zhengliang Ji	N/A	5,000	0.01%	36,762
	13 Haidiansanxi Lu, Meilan Qu
	Haikou, Hainan Province
	People's Republic of China
21	Hangbin Chen	N/A	5,000	0.01%	36,762
	Tangxi Cun, Tangxi Zhen
	Jinhua Xian, Zhejiang Province
	People's Republic of China

			Number of	Percentage of Total	Number of
			Shares of	Company Shares	Shares of
			Company	Represented By	Parent Stock to
		Tax ID	Stock Being	Shares Being	be Received by
No.	Name and Address of Shareholder	(if applicable)	Exchanged	Exchanged	Shareholder
22	Meiyi Qiu	N/A	5,000	0.01%	36,762
	Room 604, 321 Dezhengzhong Road
	Yuexiu District, Guangzhou
	People's Republic of China
23	Xuemei Zhang	N/A	3,000	0.01%	22,057
	Room 301, East Wing, 6 Fuxing Road
	Zhenjiang District, Shaoguan
	Guangdong Province
	People's Republic of China
24	Meiling Qin	N/A	3,000	0.01%	22,057
	3rd Floor, 69 Tianhezhi Street
	Tianhe District, Guangzhou
	People's Republic of China
25	Yu Yang	N/A	3,000	0.01%	22,057
	71 Xinhu Jie, Shuidong Zhen
	Dianbai Xian, Guangdong Province
	People's Republic of China
26	Se E Li	N/A	3,000	0.01%	22,057
	Staff Quarter, Liangyou Company
	Huaqiaonongchang, Wuming Xian Guangxi
	People's Republic of China
27	Yane Wu	N/A	3,000	0.01%	22,057
	Tanjiahe Cun Jiangwan, Shili Banshichu
	Guangshui, Hubei Province
	People's Republic of China
28	Jiangang Yan	N/A	3,000	0.01%	22,057
	Room 402, No. 19 Changleyuan, Heng Lu
	Yuan Cun, Tianhe, Guangzhou
	People's Republic of China
29	Zhiming Li	N/A	3,000	0.01%	22,057
	Room 4014 Meihua Cun
	Dongshan District
	Guangzhou, Guangdong Province
	People's Republic of China
30	Aiping Yu	N/A	3,000	0.01%	22,057
	558 Guanshanyi Lu, Guangshan Jie
	Hongshan Qu, Wuhan
	People's Republic of China
31	Jianhui Mai	N/A	3,000	0.01%	22,057
	Room 713, 206 Haizhuzhong Road
	Yuexiu District, Guangzhou
	People's Republic of China
32	Jianmin Wu	N/A	3,000	0.01%	22,057
	54 Meigang Lu, Yangchun Shi
	Guangdong Province
	People's Republic of China

			Number of	Percentage of Total	Number of
			Shares of	Company Shares	Shares of
			Company	Represented By	Parent Stock to
		Tax ID	Stock Being	Shares Being	be Received by
No.	Name and Address of Shareholder	(if applicable)	Exchanged	Exchanged	Shareholder
33	Jialu Wu	N/A	2,000	0.00%	14,705
	Unit 15, Block 1, Building No. 11
	Beiyuanxiao Qu, Decheng Qu, Dezhou
	Shangdong Province
	People's Republic of China
34	Lanjun Wu	N/A	3,000	0.01%	22,057
	Room 703, 40 Fuhe Road, Licheng Zhen
	Zengcheng, Guangdong Province
	People's Republic of China
35	Suqun Lin	N/A	3,000	0.01%	22,057
	5-404, Group A, Jiyuan
	Jinshanjie Yuan Phase 1, 15 Binzhou Lu
	Cangshan Qu, Fuzhou, Fujian Province
	People's Republic of China
36	Shusheng Guo	N/A	5,000	0.01%	36,762
	5 Tianxin Fang
	Haizhu District, Guangzhou
	People's Republic of China
37	Junhong Jiang	N/A	3,000	0.01%	22,057
	23 Fu 19, 3 Zu, Yanhe Jie, Tangdukou Zhen
	Shayang Xian, Hunan Province
	People's Republic of China
38	Wenwei Huang	N/A	3,000	0.01%	22,057
	Student Quarter, 8 Nongyuan Lu
	Chengbei Qu, Nanning
	People's Republic of China
39	Jing Li	N/A	5,000	0.01%	36,762
	No. 4, 3rd Floor, Xinhua Li
	Xicheng Qu, Beijiing
	People's Republic of China
40	Xueshuai Nian	N/A	2,000	0.00%	14,705
	568 Dongdace Cun, Gaogezhuang Zhen
	Caiyang Shi, Shandong Province
	People's Republic of China
41	Jianhua Wang	N/A	5,000	0.01%	36,762
	Room 901, 248 Yian Road
	Haizhu District, Guangzhou
	People's Republic of China
42	Sutao Wang	N/A	5,000	0.01%	36,762
	Unit 502, Block 3, Building No. 1
	4 Keyuan Road
	Lixia Qu, Jinan
	People's Republic of China
43	Ke Ma	N/A	5,000	0.01%	36,762
	No. 6, Jiafeng Lou, Xinan Coal Mine
	Xinan Xian, Henan Province
	People's Republic of China

			Number of	Percentage of Total	Number of
			Shares of	Company Shares	Shares of
			Company	Represented By	Parent Stock to
		Tax ID	Stock Being	Shares Being	be Received by
No.	Name and Address of Shareholder	(if applicable)	Exchanged	Exchanged	Shareholder
44	Ke Zhang	N/A	5,000	0.01%	36,762
	900 Yananxi Lu
	Changning Qu, Shanghai
	People's Republic of China
45	Chiew Chee Boon	N/A	30,000	0.06%	220,571
	10 Anson Road, International Plaza, #06-19
	Singapore 079903
46	Cheelin Lee	N/A	50,000	0.10%	367,619
	28F, No 760, Zhongming South Road
	South District, Taichung City
	Taiwan
47	Chun-po Tang	N/A	20,000	0.04%	147,048
	16F-44, No. 50, Section 1
	Zhongxiao West Road, Taipei
	Taiwan
48	Zhigang Fang	N/A	20,000	0.04%	147,048
	Block D, GR-1&2
	Menara Uncang Emas, 85
	Jalan Loke Yew, 55200
	Kuala Lumpur, Malaysia
49	Kimlee Poh	N/A	20,000	0.04%	147,048
	Block D, GR-1&2
	Menara Uncang Emas, 85
	Jalan Loke Yew, 55200
	Kuala Lumpur, Malaysia
50	Piandi	N/A	30,000	0.06%	220,571
	Mega Mall, Block MG, 40-41
	Jln. Pluit Permai Raya
	Jakarta 14450, Indonesia
51	Meichan Zeng	N/A	10,000	0.02%	73,524
	Room 603, Ginza Plaza
	2A Sai Yeung Choi Street South
	Mongkok Kowloon, Hong Kong
52	Lianjun Zheng	N/A	125,000	0.26%	919,048
	Unit 502, No. 35, Feijia Xiang, Kecheng Qu
	Quzhou Shi, Zhejiang Province
	People's Republic of China
53	Xiaojun Zhang	N/A	125,000	0.26%	919,048
	26 Chunjiang Lu, Fuchun Jiedao
	Fuyang, Zhejiang Province
	People's Republic of China
54	Hongjun Yao	N/A	125,000	0.26%	919,048
	Unit 303, Block 11
	Yingchun Lu, Fuchun Jie
	Fuyang Shi, Zhejiang Province
	People's Republic of China

			Number of	Percentage of Total	Number of
			Shares of	Company Shares	Shares of
			Company	Represented By	Parent Stock to
		Tax ID	Stock Being	Shares Being	be Received by
No.	Name and Address of Shareholder	(if applicable)	Exchanged	Exchanged	Shareholder
55	Guoping Zhang	N/A	115,000	0.24%	845,524
	No 98,Tangnanxi Road
	Hailing City, Zhejiang Province
	People's Republic of China
56	Qiaozhu Wei	N/A	85,000	0.18%	624,952
	No. 309, Block 11, Zone B
	Huangyuyuan, Nan Road, Futian District
	Shenzhen, Guangdong Province
	People's Republic of China
57	Yuzhen Yang	N/A	60,000	0.13%	441,143
	Room 403, No. 27, Yiai Road
	Xiamen, Fujian Province
	People's Republic of China
58	Jiafeng Zhang	N/A	55,000	0.11%	404,381
	Unit 301, Building No. 11
	Lane 751, Donggao Road
	Pudongxing District, Shanghai
	People's Republic of China
59	Lixin Yin	N/A	60,000	0.13%	441,143
	No. 24 ,1st Floor, Fuxing Building
	No.159 Huangpu Road
	Guangzhou, Guangdong Province
	People's Republic of China
60	Hiu Kam Cheung	N/A	30,000	0.06%	220,571
	Room 2613, Heng Fu House
	Tin Heng Estate
	Tin Shui Wai, New Territories
	Hong Kong
61	Tianping Wang	N/A	30,000	0.06%	220,571
	Tuguanxin Road, Yugan Town
	Yugan County, Jiangxi Province
	People's Republic of China
62	Iekkeong Tou	N/A	25,000	0.05%	183,810
	4th Floor, Block B, Edf. Hap Yick
	Trevessa dos Anjos, Macau
63	Jianmei Wang	N/A	40,000	0.08%	294,095
	Room 601, Unit 1, Building 12
	Zhongjiang Garden
	Huanchengdong Road, Hangzhou
	People's Republic of China
64	Min Xie	N/A	28,000	0.06%	205,867
	1st Floor, East Wing, Building 4, Saigekeji
	Zhenxingzhong Road, Futian District
	Shenzhen, Guangdong Province
	People's Republic of China

			Number of	Percentage of Total	Number of
			Shares of	Company Shares	Shares of
			Company	Represented By	Parent Stock to
		Tax ID	Stock Being	Shares Being	be Received by
No.	Name and Address of Shareholder	(if applicable)	Exchanged	Exchanged	Shareholder
65	Jian Wang	N/A	40,000	0.08%	294,095
	No. 407, Unit 4, Building 18
	Jingyun Bridge, Xiashi Road
	Hailing, Zhejiang Province
	People's Republic of China
66	Wahhing Leung	N/A	23,000	0.05%	169,105
	Shop 95, Ground Floor
	Shatin Centre Street Market
	New Territories, Hong Kong
67	Xiaofang Zheng	N/A	30,000	0.06%	220,571
	Room 401, Building 1, No.33 Yangmingxi Raod
	Jizhou District, Jian, Jiangxi Province
	People's Republic of China
68	Ping Chen	N/A	28,000	0.06%	205,867
	No. 104, Block A, Longquanpu
	Gongyi Road, Hualin Road
	Gulou Qu, Fuzhou, Fujian Province
	People's Republic of China
69	Hongman Mu	N/A	30,000	0.06%	220,571
	No. 4 Yuan, Dongsan Street North
	Zhengzhou, Henan Province
	People's Republic of China
70	Haitao Shi	N/A	33,000	0.07%	242,629
	2nd Floor, Unit 1, Building 3
	Jiayuan Residential Quarter
	Nanda Street, Zhengzhou
	People's Republic of China
71	Yajun Luo	N/A	30,000	0.06%	220,571
	No. 701, Unit 1, Building 3
	Santaishangcheng, Xinfu District
	Fuhu, Anhui Province
	People's Republic of China
72	Ling Ling	N/A	30,000	0.06%	220,571
	Room 802, No. 13 Xinshitou Road
	Guangzhou, Guangdong Province
	People's Republic of China
73	Aiguo Sun	N/A	30,000	0.06%	220,571
	No. 189, Yaqian Village
	Gaoling Town, Muping District
	Yantai, Shandong Province
	People's Republic of China
74	Cuier Yao	N/A	25,000	0.05%	183,810
	Room 101, Building 3
	Zhenye Garden, Fuzhong Road
	Futian District, Shenzhen, Guangdong Province
	People's Republic of China

			Number of	Percentage of Total	Number of
			Shares of	Company Shares	Shares of
			Company	Represented By	Parent Stock to
		Tax ID	Stock Being	Shares Being	be Received by
No.	Name and Address of Shareholder	(if applicable)	Exchanged	Exchanged	Shareholder
75	Waikun Cheong	N/A	30,000	0.06%	220,571
	Unit A, 13th Floor
	Centro Commercial Kuong Fat
	Rua de Pequim, Macau
76	Guangyun Tang	N/A	30,000	0.06%	220,571
	No. 151 Cangbei Road
	Nancang, Jiangxi Province
	People's Republic of China
77	Xuwen Zheng	N/A	23,000	0.05%	169,105
	No. 5 Jinxi Road, Wulianpankeng Village
	Fenggang Town, Dongguan
	People's Republic of China
78	Zhaolian Cheng	N/A	18,000	0.04%	132,343
	No. 101, Building 7, Xiquchangele Village
	Zhongshan, Guangdong Province
	People's Republic of China
79	Guojian Wang	N/A	28,000	0.06%	205,867
	Room 101, No. 15, Lane 486, Xianxia Road
	Changning District, Shanghai
	People's Republic of China
80	Mei Li	N/A	28,000	0.06%	205,867
	No. 10, Building 52, Bianli Residential Quarter
	Gongyuan Road South, Zhengzhou
	People's Republic of China
81	Rongren Zhou	N/A	23,000	0.05%	169,105
	Room 1602, No. 27, Lane 1168
	Tongchuan Road
	Linan, Zhejiang Province
	People's Republic of China
82	Qingping Mao	N/A	30,000	0.06%	220,571
	Room 401, Unit 3, Building 1
	Jinting District, Chuanjin Road
	Kunming, Yunnan Province
	People's Republic of China
83	Meiqun Chen	N/A	23,000	0.05%	169,105
	Unit 2, 2nd Building, Yicui Garden
	Bujixinyijiarimingcheng, Longgang
	Shenzhen, Guangdong Province
	People's Republic of China
84	Meiqin Chen	N/A	13,000	0.03%	95,581
	Room 308, No. 173 Longhuabao Road
	Shenzhen, Guangdong Province
	People's Republic of China
85	Jianguo Yuan	N/A	18,000	0.04%	132,343
	Renmin Hospital, Haining
	Zhejiang Province
	People's Republic of China

			Number of	Percentage of Total	Number of
			Shares of	Company Shares	Shares of
			Company	Represented By	Parent Stock to
		Tax ID	Stock Being	Shares Being	be Received by
No.	Name and Address of Shareholder	(if applicable)	Exchanged	Exchanged	Shareholder
86	Xianzhen Meng	N/A	13,000	0.03%	95,581
	No. 124, Caoshanling
	Lixi District, Jinan
	People's Republic of China
87	Xue Xia	N/A	18,000	0.04%	132,343
	Room D, 26th Floor
	Building 3 No. 2601 Xietu Road
	Shanghai
	People's Republic of China
88	Xia Cheng	N/A	13,000	0.03%	95,581
	Room 202, Building 185, Binjiangzhong Road
	Jiangyin, Jiangxu Province
	People's Republic of China
89	Xilan Li	N/A	20,000	0.04%	147,048
	No. 33-4, Shiqihubingzhong Road
	Zhongshan, Guangdong Province
	People's Republic of China
90	Yong Zheng	N/A	3,000	0.01%	22,057
	Room 502, Unit 2, Building 16
	Zhongdafengxi Garden
	Hangzhou, Zhejiang Province
	People's Republic of China
91	Wenyu Chen	N/A	18,000	0.04%	132,343
	2nd Floor, Building 7, Yijing Garden
	311 Xiangzhouyinhua Road, Zhuhai
	People's Republic of China
92	Dadi You	N/A	18,000	0.04%	132,343
	No. 17-504, Zhaixian Garden, 41 Jinkang Road
	Cangshan District, Fuzhou, Fujian Province
	People's Republic of China
93	Daiyu Song	N/A	13,000	0.03%	95,581
	Unit 5, Shiqiaoyiyongsheng Village
	Dongbao District, Jingmen, Hubei Province
	People's Republic of China
94	Mei Yu	N/A	13,000	0.03%	95,581
	Building 32, Dongfangshu, 58 Gushangjiaokeng
	Jin'an District, Fuzhou, Fujian Province
	People's Republic of China
95	Miao Yu	N/A	20,000	0.04%	147,048
	Room 2606, Building 2, Donghengshidai
	7 Liyuan Li, Chaoyang District, Beijing
	People's Republic of China
96	Jianfen Xu	N/A	18,000	0.04%	132,343
	No. 130, Nanhouteng, Shuguang Village
	Nanzha County, Jiangyin, Jiangsu Province
	People's Republic of China

			Number of	Percentage of Total	Number of
			Shares of	Company Shares	Shares of
			Company	Represented By	Parent Stock to
		Tax ID	Stock Being	Shares Being	be Received by
No.	Name and Address of Shareholder	(if applicable)	Exchanged	Exchanged	Shareholder
97	Lina Cui	N/A	13,000	0.03%	95,581
	No. 23, Unit 2, No. 2 Yuan
	Xinghua Road South
	Erqi District, Zhengzhou
	People's Republic of China
98	Sai Wing Yeung	N/A	10,000	0.02%	73,524
	House 13, Section K, 5th Street
	Fairview Park, New Territories
	Hong Kong
99	Li Lei	N/A	18,000	0.04%	132,343
	2B, Building No. 1, Yanshanlan Road
	Shekou, Nanshan District, Shenzhen
	People's Republic of China
100	Qiqin Hua	N/A	13,000	0.03%	95,581
	No. 176, Danshan Dun
	Kuiyin District, Jinan
	People's Republic of China
101	Lizhi Tian	N/A	13,000	0.03%	95,581
	No. 18-1, Tower E, 19 Nanliuzhong Road
	Tiexi District, Shenyang
	People's Republic of China
102	Zhouxia Ge	N/A	8,000	0.02%	58,819
	306, Building 3, 1 Sazhouxi Road
	Yangshe Town
	Zhangjiaxiang, Jiangsu Province
	People's Republic of China
103	Lijun Gong	N/A	15,000	0.03%	110,286
	Room 1104, No. 7, Lane 7
	Shangshayeshu Village
	Shenzhen, Guangdong Province
	People's Republic of China
104	Jinda Li	N/A	11,000	0.02%	80,876
	Room 402, Block 2, Building 1
	Xiawanqiaoyiyuan
	Gongbei District, Zhuhai, Guangdong Province
	People's Republic of China
105	Guobin Luo	N/A	18,000	0.04%	132,343
	No. 199, Jiurutang Village
	Couchengjiedao Office
	Yiwu, Zhejiang Province
	People's Republic of China
106	Hao Wang	N/A	11,000	0.02%	80,876
	No. 593, Xingfusan Village
	Zhifu District, Yantai, Shangdong Province
	People's Republic of China
107	Shumei Geng	N/A	11,000	0.02%	80,876
	Room 501, Unit 2, Building 45, Yishoudong Li
	Weiguo Dao, Hedong District
	Tianjin, People's Republic of China

			Number of	Percentage of Total	Number of
			Shares of	Company Shares	Shares of
			Company	Represented By	Parent Stock to
		Tax ID	Stock Being	Shares Being	be Received by
No.	Name and Address of Shareholder	(if applicable)	Exchanged	Exchanged	Shareholder
108	Sisi Chen	N/A	11,000	0.02%	80,876
	Room 101, No. 68, Lane 1980, Luoxiu
	Minxing Qu, Shanghai
	People's Republic of China
109	Jian Lin	N/A	18,000	0.04%	132,343
	Room 604, Sangjian Dormitory, Lingxiu Town
	Shishi, Fujian Province
	People's Republic of China
110	Zhijie Xu	N/A	8,000	0.02%	58,819
	No. 96-602, Gongyuan Road East
	Siming District
	Xiamen, Fujian Province
	People's Republic of China
111	Bei Zhou	N/A	13,000	0.03%	95,581
	No. 504, Building 20, 741 Dongfeng Road
	EastGuangzhou, Guangdong Province
	People's Republic of China
112	Chunmei Yi	N/A	11,000	0.02%	80,876
	No. 073, Nanmushantun, Xinyulongtang Village
	Guangyang County, Guilin,Guangxi Province
	People's Republic of China
113	Li Luo	N/A	5,000	0.01%	36,762
	Room 702, Unit 1, 2 Liuying Lane
	Changqing Road, Hangzhou
	People's Republic of China
114	Yanjun Tang	N/A	3,000	0.01%	22,057
	Room 201, No. 3, Lane 121, Beida Street
	Jiading Town, Jiading District, Shanghai
	People's Republic of China
115	Min Lu	N/A	3,000	0.01%	22,057
	Room 301, Unit 3, 24 Mashi Street
	Hangzhou
	People's Republic of China
116	Yinhua Bo	N/A	3,000	0.01%	22,057
	Room 305, Building 26 Hongfengxin Cun
	Aishan Street
	Wuxing District, Huzhou, Zhejiang Province
	People's Republic of China
117	Jiquan Chen	N/A	3,000	0.01%	22,057
	The Government of Changjiang Town
	Renhua County, Guangdong Province
	People's Republic of China
118	Zhouwen Chen	N/A	3,000	0.01%	22,057
	Room 101, 34 Hubingzhong Road
	Zhongshan, Guangdong Province
	People's Republic of China

			Number of	Percentage of Total	Number of
			Shares of	Company Shares	Shares of
			Company	Represented By	Parent Stock to
		Tax ID	Stock Being	Shares Being	be Received by
No.	Name and Address of Shareholder	(if applicable)	Exchanged	Exchanged	Shareholder
119	Xiaoling Li	N/A	3,000	0.01%	22,057
	No. 324, Caijia Street, Longgang Station
	Changnan County, Zhejiang Province
	People's Republic of China
120	Wenfei Luo	N/A	3,000	0.01%	22,057
	Room 607, Block 4, Beijiangxin Cun
	Gulou District, Fuzhou, Fujian Province
	People's Republic of China
121	Jun Lv	N/A	3,000	0.01%	22,057
	1-405, Yangguang Cheng, Gulou Qu
	Fuzhou, Fujian Province
	People's Republic of China
122	Yang Wang	N/A	3,000	0.01%	22,057
	No. 3, Building 12, Dadongshangyuan Road
	Shenyang
	People's Republic of China
123	Xiongwei Zhu	N/A	3,000	0.01%	22,057
	No. 49, Zhongying Lane
	Haishu District, Ningbo, Zhejiang Province
	People's Republic of China
124	Chunjiang He	N/A	3,000	0.01%	22,057
	Room 403, No. 8 Xianpu Road, Fuchun Street
	Fuyang, Zhejiang Province
	People's Republic of China
125	Yong Cheng	N/A	3,000	0.01%	22,057
	1102, Building 15, Dashiqiaoshishang PARTY
	Jinshui District, Zhengzhou
	People's Republic of China
126	Maohui Teng	N/A	3,000	0.01%	22,057
	No. 705, 1 Xinghua Street North
	Huancui District, Weihai, Shangdong Province
	People's Republic of China
127	Jiguang Ge	N/A	3,000	0.01%	22,057
	Room 105, 6 Laosansi Village
	Pudong, Shanghai
	People's Republic of China
128	Fengying Li	N/A	3,000	0.01%	22,057
	Room 201, Gate 29, Building 2-13
	Haibinsi Cun, Huanghuonongchang
	Fengxian District, Shanghai
	People's Republic of China
129	Qiuping Yu	N/A	3,000	0.01%	22,057
	2nd Floor, 21 Shihuibei, Changban Lane
	Hangzhou, Zhejiang Province
	People's Republic of China
130	Jian Fu	N/A	3,000	0.01%	22,057
	Room 401, No. 2, Lane 44, Yanping Road
	Jingan District, Shanghai
	People's Republic of China

			Number of	Percentage of Total	Number of
			Shares of	Company Shares	Shares of
			Company	Represented By	Parent Stock to
		Tax ID	Stock Being	Shares Being	be Received by
No.	Name and Address of Shareholder	(if applicable)	Exchanged	Exchanged	Shareholder
131	Shiwei Chen	N/A	3,000	0.01%	22,057
	No. 40 Anwen Zhen Xin Nin
	Panan County, Zhejiang Province
	People's Republic of China
132	Yinya Pang	N/A	3,000	0.01%	22,057
	Room 102, No. 4, Lane 1420, Jiangpu Road
	Yangpu District, Shanghai
	People's Republic of China
133	Yusang Cao	N/A	3,000	0.01%	22,057
	Room 501, Unit 2, Building 4
	Sijihexing Yuan, 1005 Donglai Road
	Jinhua, Zhejiang Province
	People's Republic of China
134	Queyue Xu	N/A	3,000	0.01%	22,057
	Room 102, Unit 3, Building 29
	Songwen Residential Quarter
	Juhuajituan, Quzhou, Zhejiang Province
	People's Republic of China
135	Leijun Lv	N/A	3,000	0.01%	22,057
	Room 103, Building 30, Futianxin Cun
	Futian District, Shenzhen, Guangdong Province
	People's Republic of China
136	Chiaoan Tsai	N/A	100,000	0.21%	735,238
	Room 103, Building 30, Futianxin Cun
	Futian District, Shenzhen, Guangdong Province
	People's Republic of China
137	Yaoching Hsieh	N/A	10,000	0.02%	73,524
	2F-2, No.335, Jingping Road
	Jhonghe City,Taipei County 235
	Taiwan
138	Yuchin Lee	N/A	8,000	0.02%	58,819
	No.10, Lane 67, Yunsiang Road
	Shenkeng Township, Taipei Country 222
	Taiwan
139	Shuli Lee	N/A	8,000	0.02%	58,819
	8F-6, No.13, Lane 2, Shangshih North 2nd Lane
	Situn District, Taichung City 407
	Taiwan
140	Sorhoon Teh	N/A	100,000	0.21%	735,238
	No.7, Solok Mahkota 1F
	Bdr Baru Klang 41150 Klang
	Selangor, Malaysia
141	Kimsoon Lim	N/A	100,000	0.21%	735,238
	149 Jalan Desa 4/1 Bandar Countr
	Homes Rawang 48000
	Selangor, Malaysia

			Number of	Percentage of Total	Number of
			Shares of	Company Shares	Shares of
			Company	Represented By	Parent Stock to
		Tax ID	Stock Being	Shares Being	be Received by
No.	Name and Address of Shareholder	(if applicable)	Exchanged	Exchanged	Shareholder
142	Chaisang Yap	N/A	25,000	0.05%	183,810
	155-2, Jalan Sarjana, Taman Connaught Cheras
	56000 Kuala Lumpur
	Malaysia
143	Poh Kim Siow	N/A	20,000	0.04%	147,048
	No, 27 Jln Maju, Tmn Maju Jaya
	80400, Johor Bahru Johor
	Malaysia
144	Daniel Chang Tio	N/A	20,000	0.04%	147,048
	Perumahan Darmo Hill P12 Jl Pakis
	Bukit Mawar Surabaya
	Indonesia
145	Yulianny Samuyli Thejocosumo	N/A	25,000	0.05%	183,810
	Jl Pinang No 42 RT005/RW008
	Rawamangun, Jakarta Timur
	Indonesia
146	Aek Hernando	N/A	10,000	0.02%	73,524
	Duren Sawit Indah A IX/ 03 RT005/018
	Klender, Jakarta Timur
	Indonesia
147	Endry Utoyo Syamsuri	N/A	20,000	0.04%	147,048
	Jl Pelepah Elok XII Blok Qh 2 No 3 Kelapa
	Gading, Jakarta Utara
	Indonesia
148	Florensia Susanto	N/A	10,000	0.02%	73,524
	Taman Clipulir, Jl Alamanda
	I Blok B2/ 5
	Ciledug Tangerang 15155
	Indonesia
149	Onggy Hianata Chunnardy Ong	N/A	30,000	0.06%	220,571
	Jl Bendungan Hilir VIII/ 17A
	RT003/001 Bendungan Hilir
	Jakarta Pusat
	Indonesia
150	Fei Yi	N/A	75,000	0.16%	551,429
	25A, Nanjingyuan, Taoyuan Road
	Nanshan District, Shenzhen
	People's Republic of China
151	Li Guo	N/A	35,000	0.07%	257,333
	7-8, Block 5, Honghexiao Qu, 791
	Hongqida Jie
	Daowai Qu, Harbin
	People's Republic of China
152	Aijuan Zhang	N/A	18,000	0.04%	132,343
	Room 502, Block 2, Builidng 9, Fuchengxiao
	Qu, Chaocheng
	Yiwu Shi, Zhejiang Province
	People's Republic of China

			Number of	Percentage of Total	Number of
			Shares of	Company Shares	Shares of
			Company	Represented By	Parent Stock to
		Tax ID	Stock Being	Shares Being	be Received by
No.	Name and Address of Shareholder	(if applicable)	Exchanged	Exchanged	Shareholder
153	Jianli Ding	N/A	11,000	0.02%	80,876
	No. 7, Building 4, Nanyingxiao Qu
	Nanyingxin Jie
	Qingzhou Shi, Shandong Province
	People's Republic of China
154	Deming Wu	N/A	3,000	0.01%	22,057
	No. 7, Building 4, Nanyingxiao Qu
	Nanyingxin Jie
	Qingzhou Shi, Shandong Province
	People's Republic of China
155	Yufeng Shen	N/A	3,000	0.01%	22,057
	Room 505, Block 41, Cuiyuanxiao Qu
	Wukang Zhen
	Qing County, Zhejiang Province
	People's Republic of China
156	Wenze Huang	N/A	3,000	0.01%	22,057
	Room 409, 38 Xilindong LiSiming Qu
	Xiamen Shi, Fujian Province
	People's Republic of China
157	Derong Xing	N/A	3,000	0.01%	22,057
	130 Nanhou Cheng, Shuguang Cun
	Nanzha Zhen
	Jiangyin Shi, Jiangsu Province
	People's Republic of China
158	Qunfang Jin	N/A	3,000	0.01%	22,057
	Room 502, Block 2, Builidng 9, Fuchengxiao
	Qu, Chaocheng
	Yiwu Shi, Zhejiang Province
	People's Republic of China
159	Shifa Zhao	N/A	3,000	0.01%	22,057
	45-2-501, Yishoudong Li, Weiguo Dao
	Hedong Qu, Tianjin
	People's Republic of China
160	Yanjun Zhou	N/A	3,000	0.01%	22,057
	No. 1006, 10th Floor, Building 3
	Duanlulong Building
	Xian Shi, Shaanxi Province
	People's Republic of China
161	Yingwa Yu	N/A	2,000	0.00%	14,705
	801, Mingqi Court, Wenshida Garden
	Taining Road
	Luohu District, Shenzhen
	People's Republic of China
162	Chiashan Kao	N/A	20,000	0.04%	147,048
	11F, No.326, Nanping Road
	Zuoying District, 813 Kaohsiung City
	Taiwan

			Number of	Percentage of Total	Number of
			Shares of	Company Shares	Shares of
			Company	Represented By	Parent Stock to
		Tax ID	Stock Being	Shares Being	be Received by
No.	Name and Address of Shareholder	(if applicable)	Exchanged	Exchanged	Shareholder
163	Wan-sheng Cheng	N/A	25,000	0.05%	183,810
	No.18-12, Fangping Lane, Shiaping Village
	Zhushan Town, Nantou County, 557
	Taiwan
164	Yinhui Yeh	N/A	10,000	0.02%	73,524
	No. 241, Jianguo East Road
	Changhua City
	Changhua County 500
	Taiwan
165	Chunyu Han	N/A	5,000	0.01%	36,762
	3F, No. 5, Lane 298
	He Ping West Road Section 3
	Taipei
	Taiwan
		Totals:	48,000,000	100.00%	352,914,286